Exhibit 8
[Dinsmore & Shohl LLP Letterhead]

November 28, 2012

Board of Directors
LCNB Corp.
2 North Broadway
Lebanon, Ohio 45036

Board of Directors
First Capital Bancshares, Inc.
33 West Main Street
Chillicothe, Ohio 45601

Re:	Material United States Federal Income Tax Consequences of the Merger of First Capital Bancshares, Inc. with and into LCNB Corp.

Ladies and Gentlemen:

You have requested our opinion as to the material United States federal income tax consequences of the merger (the “Merger”) of First Capital Bancshares, Inc., an Ohio corporation (“First Capital”), with and into LCNB Corp., an Ohio corporation (“LCNB”), pursuant to the Agreement and Plan of Merger, dated as of October 9, 2012, by and between LCNB and First Capital (the “Agreement”).

In rendering this opinion, we have examined the originals or certified, conformed, or reproduction copies of, and have relied upon the accuracy of, without independent verification or investigation: (i) the Agreement, (ii) the statements and representations contained in: (a) the Certificate of Representations of LCNB, executed by a duly authorized officer of LCNB and dated as of the date hereof, and (b) the Certificate of Representations of First Capital, executed by a duly authorized officer of First Capital and dated as of the date hereof (collectively, the “Certificates”), (iii) the Registration Statement of LCNB on Form S-4, and the proxy statement of First Capital and the prospectus of LCNB included therein, filed with the Securities and Exchange Commission on the date hereof (the “Registration Statement”), and (iv) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

In connection with our review of the Agreement, the Certificates, the Registration Statement, and the other documents referenced above, we have assumed the genuineness of all signatures, the authenticity of all items submitted to us as originals, the uniformity with authentic originals of all items submitted to us as copies, and the conformity to final versions of all items submitted to us in draft version. We also have assumed, without independent verification or investigation, that: (i) we have been provided with true, correct, and complete copies of all such documents, (ii) none of such documents has been amended or modified, (iii) all such documents are in full force and effect in accordance with the terms thereof, (iv) there are no other documents which affect the opinion hereinafter set forth, and (v) the documents reviewed by us reflect the entire agreement of the parties hereto with respect to the subject matter thereof. In addition, we assume that all representations made to the knowledge of any person or entity or with similar qualification are, and will be as of the Effective Time (as defined below), true and correct as if made without such qualification and that neither LCNB nor First Capital will notify us at or before the Effective Time that any statement or representation made in a Certificate is no longer complete and accurate. Finally, we assume that any holder of First Capital Common Shares who demands and perfects dissenters’ rights with respect to such shares (“Dissenting Shares”) will receive an amount per share that will not exceed the Per Share Cash Consideration (as defined below).

Our opinion is based on the understanding that the relevant facts are, and will be as of the Effective Time, as set forth in this opinion. If this understanding is incorrect or incomplete in any respect, our opinion may be affected. Our opinion also is based on the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Department regulations promulgated thereunder, case law, and rulings of the Internal Revenue Service (the “IRS”) as they now exist. These authorities are all subject to change, and such change may be made with retroactive effect. We can give no assurance that, after any such change, our opinion would not be different. Our opinion is not binding on the IRS or the courts, and no ruling has been, or will be, requested from the IRS as to any federal income tax consequence described below.

DESCRIPTION OF THE MERGER

The Merger shall become effective, subject to the satisfaction or waiver of the conditions set forth in the Agreement, upon the latest to occur of the following: (i) the filing of a certificate of merger with the Office of the Secretary of State of the State of Ohio, or (ii) such later date and time as may be set forth in such certificate of merger (such date being the “Effective Date”). As a result of the Merger, LCNB will be the surviving corporation, and the separate corporate existence of First Capital will cease.

As of October 9, 2012, the authorized capital stock of LCNB consisted of (i) 12,000,000 shares of common stock, no par value (the “LCNB Common Shares”), of which 6,726,507 shares were issued and outstanding, and (ii) 1,000,000 shares of preferred stock, no par value, none of which were issued and outstanding. As of October 9, 2012, LCNB has reserved the following number of LCNB Common Shares for issuance (i) 200,000 for stock options, (ii) 217,063 for TARP warrants, and (iii) 365,380 for its dividend reinvestment plan.  As of October 9, 2012, 753,627 LCNB Common Shares were held as treasury shares by LCNB.

As of October 9, 2012, the authorized capital stock of First Capital consisted solely of 1,500,000 shares of common stock, no par value (the “First Capital Common Shares”), of which 636,102 shares were issued and outstanding and no shares of which were subject to options. As of October 9, 2012: (i) no outstanding First Capital Common Shares were held in the 401(k) plan (the “First Capital 401(k) Plan”) of The Citizens National Bank of Chillicothe, a national bank and wholly-owned subsidiary of First Capital (“Citizens National Bank”), and (ii) 53,898 First Capital Common Shares were held as treasury shares by First Capital.

LCNB Common Shares are traded on the NASDAQ Capital Market.  As of October 9, 2012, the last trading day prior to the announcement of the Merger, the last reported sales price for LCNB Common Shares was $13.40.

At the time on the Effective Date when the Merger shall become effective (the “Effective Time”), and automatically by virtue of the Merger and without any action on the part of First Capital or the holders of record of First Capital Common Shares, each First Capital Common Share issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the following: (i) 2.329 LCNB Common Shares (the “Per Share Stock Consideration”), (ii) cash in the amount of $30.76 (the “Per Share Cash Consideration”), or (iii) a combination of such LCNB Common Shares and cash.  The form of consideration to be received by each First Capital shareholder is subject to reallocation in order to ensure that no more than 50% and no less than 40% of the merger consideration will consist of cash and no more than 60% and no less than 50% of the merger consideration will consist of LCNB common shares.

The Agreement provides, as a condition to LCNB’s obligation to close the Merger, that not more than ten percent (10%) of the outstanding First Capital Common Shares will be Dissenting Shares. Any Dissenting Shares shall be deemed to have been converted into the right to receive the Per Share Cash Consideration for purposes of adjusting the consideration as described in the previous paragraph.

For the exchange ratio for the Per Share Stock Consideration is subject to an adjustment based upon the average closing price of LCNB’s Common Shares during the 25 trading day period prior to Effective Date.  Further, the Per Share Stock Consideration shall be adjusted fully to reflect any occurrence, subsequent to the date of the Agreement but prior to the Effective Time, pursuant to which the outstanding LCNB Common Shares shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities through reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other like changes in LCNB’s capitalization.

At the Effective Time, any First Capital Common Shares held by First Capital or any subsidiary of First Capital or by LCNB or any subsidiary of LCNB, in each case other than in a fiduciary capacity or as a result of debts previously contracted in good faith, shall be canceled and retired, and no consideration shall be issued in exchange therefor. No certificates or scrip, or other evidence of ownership, representing fractional LCNB Common Shares will be issued in the Merger. In lieu thereof, each holder of First Capital Common Shares who otherwise would be entitled to receive a fractional LCNB Common Share shall receive an amount of cash equal to the product of (i) the fractional LCNB Common Share interest to which such holder otherwise would be entitled (after taking into account all First Capital Common Shares held at the Effective Time by such holder), multiplied by (ii) the Closing Value.

Each of LCNB’s and First Capital’s obligations to effect the Merger is conditioned upon (i) the receipt of the requisite First Capital shareholder approval, (ii) the receipt of the requisite regulatory approval, (iii) the issuance of no injunction or other order by any governmental authority which prohibits consummation of the transactions contemplated by this Agreement. First Capital’s obligation to consummate the Merger is also subject to (a) the accuracy of LCNB’s representations and warranties under the Agreement as of the date of the Agreement and as of the Effective Time, (b) the performance by LCNB of its obligations under the Agreement, and (c) First Capital shall have procured a Directors and officers policy in accordance with the terms of the Agreement. In addition, LCNB’s obligation to consummate the Merger is subject to (1) the accuracy of First Capital’s representations and warranties under the Agreement as of the date of the Agreement and as of the Effective Time, (2) the performance by First Capital of its obligations under the Agreement, (3) the receipt by First Capital of requisite non-governmental consents, (4) the receipt by LCNB of a statement on behalf of First Capital satisfying the requirements of Treasury Regulations Section 1.1445-2(c)(3), (5) the treatment of not more than ten percent (10%) of the outstanding First Capital Common Shares as Dissenting Shares, (6) the failure of any governmental authority to commence or threaten in writing condemnation, eminent domain or similar proceedings with respect to real estate owned by First Capital or Citizens National Bank, including real estate acquired in connection with foreclosure, (7) First Capital’s procuring of a policy of directors’ and officers’ liability insurance in accordance with the terms of the Agreement, and (8) the failure to occur of any event, circumstance or development that has had or could reasonably be expected to have a material adverse effect on First Capital.

OPINION

Based upon the foregoing, we are of the opinion that, under current law:

1.
The Merger will be a reorganization within the meaning of Section 368(a)(1)(A) of the Code. LCNB and First Capital each will be a “party to the reorganization” within the meaning of Section 368(b) of the Code.

2.	No gain or loss will be recognized by LCNB or First Capital as a result of the Merger.

3.	The tax basis of the assets of First Capital in the hands of LCNB will be the same as the tax basis of such assets in the hands of First Capital immediately prior to the Merger.

4.	The holding period of the assets of First Capital to be received by LCNB will include the period during which such assets were held by First Capital.

5.
A holder of First Capital Common Shares receiving solely LCNB Common Shares in exchange for such holder’s First Capital Common Shares (not including any cash received in lieu of fractional LCNB Common Shares) will recognize no gain or loss upon the receipt of such LCNB Common Shares.

6.
A holder of First Capital Common Shares receiving solely cash in exchange for such holder’s First Capital Common Shares will recognize gain or loss as if such holder had received such cash as a distribution in redemption of such holder’s First Capital Common Shares, subject to the provisions and limitations of Section 302 of the Code.

7.
A holder of First Capital Common Shares receiving both cash and LCNB Common Shares in exchange for such holder’s First Capital Common Shares (not including any cash received in lieu of fractional LCNB Common Shares) will recognize gain, but not loss, in an amount not to exceed the amount of cash received (excluding cash received in lieu of fractional LCNB Common Shares). For purposes of determining the character of this gain, such holder will be treated as having received only LCNB Common Shares in exchange for such holder’s First Capital Common Shares and as having redeemed immediately a portion of such LCNB Common Shares for the cash received (excluding cash received in lieu of fractional LCNB Common Shares). Unless the redemption is treated as a dividend under the principles of Section 302(d) of the Code (to the extent of such holder’s ratable share of the undistributed earnings and profits of First Capital), the gain will be capital gain if the First Capital Common Shares are held as a capital asset at the time of the Merger.

8.
A holder of First Capital Common Shares receiving cash in lieu of fractional LCNB Common Shares will recognize gain or loss as if such fractional LCNB Common Shares were distributed as part of the Merger and then redeemed by LCNB, subject to the provisions and limitations of Section 302 of the Code.

9.
The aggregate tax basis of LCNB Common Shares received by a holder of First Capital Common Shares in the Merger (including fractional LCNB Common Shares, if any, deemed to be issued and redeemed by LCNB) generally will be equal to the aggregate tax basis of the First Capital Common Shares surrendered in exchange therefor in the Merger, reduced by the amount of cash received by the holder in the Merger (excluding cash received in lieu of fractional LCNB Common Shares), and increased by the amount of gain recognized by the holder in the Merger (including any portion of the gain that is treated as a dividend, but excluding any gain or loss resulting from the deemed issuance and redemption of fractional LCNB Common Shares).

10.
The holding period of the LCNB Common Shares received by a holder of First Capital Common Shares will include the period during which the First Capital Common Shares surrendered in exchange therefor were held, provided the First Capital Common Shares are a capital asset in the hands of the holder at the time of the Merger.

Our opinion is limited to the foregoing federal income tax consequences of the Merger, which are the only matters as to which you have requested our opinion. We do not address any other federal income tax consequences of the Merger or other matters of federal law and have not considered matters (including state or local tax consequences) arising under the laws of any jurisdiction other than matters of federal law arising under the laws of the United States. Furthermore, our opinion does not address any federal income tax consequences of the Merger that may be relevant to a holder of First Capital Common Shares in light of that holder’s particular status or circumstances, including, without limitation, holders that are: (i) foreign persons, (ii) insurance companies, (iii) financial institutions, (iv) tax-exempt entities, (v) retirement plans (including, without limitation, the First Capital 401(k) Plan), (vi) broker-dealers, (vii) persons subject to the alternative minimum tax, (viii) persons whose First Capital Common Shares were acquired pursuant to the exercise of employee stock options, stock purchase plans, or otherwise as compensation, (ix) persons who receive LCNB Common Shares other than in exchange for First Capital Common Shares, (x) persons who hold First Capital Common Shares as part of a hedge, straddle, constructive sale, conversion, or other risk-reduction transaction, (xi) persons who hold First Capital Common Shares other than as capital assets, (xii) persons who have a functional currency other than the U.S. dollar, and (xiii) pass-through entities and investors in such entities. We undertake no responsibility to update this opinion.

The opinion expressed herein is furnished specifically in connection with the Registration Statement and this opinion may not be relied upon, assigned, quoted, or otherwise used in any manner or for any purpose by any other person or entity without our specific prior written consent. Notwithstanding the preceding sentence, we hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references to our firm in the Registration Statement under the captions “The Proposed Merger – Material federal income tax consequences” and “Legal Matters.” In giving such consent, we do not thereby admit that we fall within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Respectfully,

DINSMORE & SHOHL LLP

/s/ Dinsmore & Shohl LLP